Exhibit 99.1

1301 MCKINNEY STREET SUITE 2800 HOUSTON, TX 77010

NEWS RELEASE

ZAZA ENERGY REPORTS 2014 YEAR-END

FINANCIAL AND OPERATIONAL RESULTS

HOUSTON, TX (March 31, 2015) – ZaZa Energy Corporation (the “Company” or “ZaZa”) (NASDAQ: ZAZA) today announced results for the year ended December 31, 2014.

2014 Financial Highlights

•                 Total production of 231.6 Mboe as compared to 131.3 Mboe in 2013, a 76.7% increase.

•                 Proved reserves increased by ~47% to 1,011 Mboe.

•                 Revenues of $11.5 million as compared to $8.9 million in 2013, an increase of 29.2%.

•                 33% reduction in G&A expenses and adjusted G&A expenses of $15.6 million.1

•                 Net loss of $8.2 million as compared to a net loss of $67.6 million.

•                 Total debt declined by $6.7 million or ~7%.

2014 Year-End Results

For the year ended December 31, 2014, the Company reported total oil and gas revenues of $11.5 million, as compared to $8.9 million for the year ended December 31, 2013, an increase of approximately 29%.  This was primarily due to production increases from the Company’s joint ventures in East and South Texas, partially offset by production decreases from the divestments of non-core assets in the prior year.

Operating costs and expenses were $33.6 million as compared to $115.3 million for the years ended December 31, 2014 and 2013, respectively.  Driving this improvement was a $9.7 million year-over-year reduction in general and administrative expenses, offset by production driven increases in lease operating expense and depreciation, depletion, amortization, and accretion.  Additionally, in 2014, the Company had non-cash impairments of oil and gas properties of $7.0 million and a gain on asset divestures of $4.1 million as compared to non-cash impairment charges of $104.6 million and gains on asset divestitures of $24.4 million in the corresponding period last year.

Other expenses were $0.7 million as compared to other income of $8.9 million for the years ended December 31, 2014 and 2013, respectively.  The 2014 period includes approximately $15.2 million of net income related to gains on warrants and embedded conversion options, whereas 2013 included $39.8 million of similar income.  In 2014, the Company incurred a loss on extinguishment of debt of $1.9 million as compared to $16.6 million in 2013.  Interest expense over the comparative periods was consistent.

The Company reported an operating loss of $22.1 million as compared to $106.4 million in for the years ended December 31, 2014 and 2013, respectively.  Net loss for the year 2014 was $8.2 million or a loss per diluted share of $0.75 per share as compared to a net loss for the year 2013 of $67.6 million or a loss per diluted share of $6.53.

1Adjusted G&A is a non-GAAP measure –see our reconciliation of Adjusted G&A to GAAP G&A below under “Non-GAAP Financial Measures and Reconciliation”

713-595-1900 (OFFICE)       • 713-595-1919 (FAX) • WWW.ZAZAENERGY.COM

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Production

Our production for the year ended December 31, 2014 was 231.6 Mboe as compared to 131.3 Mboe, an increase of 76.7%. The following table presents our production, average prices obtained for our production and average production cost for the years ended December 31, 2014 and 2013:

	2014	2013
Production Volumes
Crude oil (Bbl)
East Texas	72,999	22,403
South Texas	13,090	50,617
Total	86,089	73,020
Natural gas (Mcf)
East Texas	392,502	112,561
South Texas	169,985	137,754
Total	562,487	250,315
Natural gas liquids (Bbl)
East Texas	38,134	4,731
South Texas	13,675	11,792
Total	51,809	16,523
Equivalents (BOE)
East Texas	176,550	45,894
South Texas	55,096	85,368
Total	231,646	131,262

Oil Average Sales Price ($/Bbl)
East Texas	$92.83	$95.90
South Texas	$88.64	$104.39
Total	$92.19	$101.79

Natural Gas Average Sales Price ($/Mcf)
East Texas	$3.84	$3.74
South Texas	$3.93	$3.48
Total	$3.87	$3.60

Natural Gas Liquids Average Sales Price ($/Bbl)
East Texas	$25.49	$36.32
South Texas	$28.94	$31.28
Total	$26.40	$32.72

Average Production Costs ($/BOE)
East Texas	$17.04	$19.12
South Texas	$11.39	$14.64
Total	$15.70	$16.21

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Reserves

ZaZa’s proved reserves increased from 687 Mboe as of December 31, 2013 to 1,011 Mboe as of December 31, 2014, an increase of approximately 47%. Because of liquidity limitations, the Company only classified five out of 80 possible drilling locations as PUDs.  The five PUD locations totaled 92 Mbbl of crude oil, 112 Mbbl of natural gas liquids and 738 Mmcf of natural gas, totaling 327 Mboe. All of the Company’s PUDs are located in the Madison-Walker-Grimes Development Area in East Texas.

Capital Expenditures

For the year ended December 31, 2014, we deployed $10.6 million of cash capital expenditures and $16.2 million of carried costs for a total of $26.8 million of capital expenditures.  For the year ended December 31, 2013, we deployed $47.4 million of cash capital expenditures and $7.8 million of carried costs for a total of $55.2 million of capital expenditures.

Liquidity Update

As of December 31, 2014, ZaZa had $6.3 million in cash and cash equivalents as compared to $15.2 million as of December 31, 2013.  Debt other than our Subordinated Notes as of December 31, 2014 was $44.4 million, of which $13.6 million is classified as current, as compared to total debt other than our Subordinated Notes of $51.1 million as of December 31, 2013, of which $10.2 million was considered classified as current.  The Company also has $47.3 million of Subordinated Notes as of December 31, 2014, and 2013. Interest on the Subordinated Notes is paid-in-kind for interest accruing as of January 1, 2015 reducing the Company’s annual cash interest expense by $3.8 million.

As noted in the Company’s Form 10-K on file with the Securities and Exchange Commission and other related filings, the Senior Secured Notes, with a principal amount of $13.9 million, mature February 21, 2017. However, the holders of the Senior Secured Notes have a put option which requires the Company to prepay the Senior Secured Notes 30 days from proper notice. Management continues discussions with various financing parties and is seeking not only to pay down its Senior Secured Notes, but also raise additional capital which will in turn be used to fund capex and general corporate purposes. During Q1 2015, the Company proposed the first two wells in a 16-well vertical comingled development program (Buda-Rose “stac and fracs”).

Principal Acreage Holdings

East Texas – Eagle Ford East Trend. The Company’s acreage in East Texas falls within an eastern extension of the Eagle Ford and Woodbine that we refer to as the Eagle Ford East trend.  As of December 31, 2014, ZaZa owned approximately 41,000 net acres in East Texas.  ZaZa’s East Texas acreage holdings comprise two separate development areas, each with different operators and ownership structures:

•    Madison, Walker, and Grimes Counties. The Madison-Walker-Grimes development area comprises approximately 147,000 gross acres of the East Texas joint venture and is operated by EOG Resources. ZaZa holds an approximate 21% working interest, or approximately 31,000 net acres and Quantum holds an approximate 4% working interest, or 6,000 net acres in this area. During the next two years, ZaZa has the option to participate for both its and Quantum’s working interest—for a total of a 25% working interest to ZaZa—in the next 15 wells drilled within the area. ZaZa also retained its full 25% working interest in all wells spudded prior to the closing of the Quantum Agreements.  Following its technical evaluation and an internal acreage high-grading campaign focused on vertical commingled development (Buda-Rose “stack and fracs”), the Company has

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identified approximately 800 well locations on the basis of 80-acre spacing.  ZaZa has proposed two Buda-Rose vertical wells to be located in Madison and Walker Counties.

•                 Houston, Trinity, and Leon Counties. The Houston-Trinity-Leon development area comprises approximately 10,000 net acres and is operated and owned 100% by ZaZa. This acreage is not subject to the Quantum Agreements. ZaZa is preparing units over the acreage block in Houston and Trinity counties to be drill ready, and the Company’s leasing is now focused on contiguous acreage additions.

South Texas – Eagle Ford Trend. The Company’s acreage in South Texas is located principally in DeWitt and Lavaca counties and falls within the Eagle Ford trend.  As of December 31, 2014, ZaZa owned approximately 3,700 net acres in South Texas.

2015 Outlook

ZaZa is currently in discussions with various parties as well as its existing Senior Secured Notes holders as it seeks to strengthen its balance sheet, refinance its Senior Secured Notes and provide additional resources to fund its capital for its operations, lease maintenance and capital expenditures.

Beginning in 2015, ZaZa has the right to propose new development wells within the EOG joint venture and maintain its desired minimum drilling pace.  Following its technical evaluation and an internal acreage high-grading campaign focused on vertical commingled development, the Company has identified approximately 800 well locations on the basis of 80-acre spacing.  During Q1 2015, the Company proposed the first two wells in a 16-well vertical comingled development program (Buda-Rose “stac and fracs”). The wells are to be located in Madison and Walker Counties.  Each well is estimated to cost approximately $3.5 million and estimated to deliver an internal rate of return of approximately 40%, based on February 2015 commodity prices.  ZaZa expects the production results of these new wells to be similar to those achieved by the Company’s previous Toby #1V (cumulative one-year production of approximately 181 Mboe), Grisham #1V (cumulative one-year production of approximately 191 Mboe), and Laura Unit #1V (cumulative one-year production of approximately 136 Mboe) wells.

Non-GAAP Financial Measures and Reconciliations

In an effort to provide investors with additional information regarding our results as determined by U.S. GAAP, we disclose certain non-GAAP financial measures in our earnings press releases and other public disclosures. The primary non-GAAP financial measure we focus on is adjusted general and administrative expenses. This financial measure excludes the impact of certain expenses and benefits and therefore has not been calculated in accordance with U.S. GAAP. A reconciliation of this non-GAAP financial measure to its most comparable U.S. GAAP financial measure is included below.

We use this non-GAAP financial measure internally to evaluate and manage the Company’s operations because we believe it provides useful supplemental information regarding the Company’s on-going economic performance which may not be comparable to similar measures used by other companies. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

The following sets forth the reconciliation of this non-GAAP financial measure to its most comparable U.S. GAAP financial measures. For the year ended December 31, 2014, Adjusted general and administrative expenses of $15.6 million exclude legal settlement benefits of $2.7 million, severance expenses of $1.7 million and stock based compensation and non-cash bonuses of $5.1 million reconciling to GAAP general

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and administrative expenses of $19.7 million. For the year ended December 31, 2013, Adjusted general and administrative expenses of $22.5 million exclude legal settlement benefits of $1.6 million, severance expenses of $3.6 million and stock based compensation and non-cash bonuses of $4.9 million reconciling to GAAP general and administrative expenses of $29.4 million.

	2014	2013

Reconciliation of adjusted general and administrative expenses:
Adjusted general and administrative expenses	$15,583	$22,456
Excluded (benefit) expenses:
Legal settlement benefit	(2,657)	(1,625)
Severance expenses	1,652	3,647
Stock-based compensation and non-cash bonuses	5,097	4,913
GAAP general and administrative expenses	$19,675	$29,391

About ZaZa Energy Corporation

ZaZa Energy is an independent energy company engaged in the acquisition, exploration, and development of domestic oil and natural gas reserves.  ZaZa’s activities are primarily focused on the Eagle Ford area of East Texas.  ZaZa is based in Houston, TX.  More information can be found at www.zazaenergy.com.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, including without limitation, statements and projections regarding the Company’s future financial position, operations, performance, business strategy, stock price, returns, budgets, reserves, levels of production and costs, ability to raise additional capital or refinance indebtedness, statements regarding future commodity prices and statements regarding the plans and objectives of the Company’s management for future operations, are forward-looking statements.  The Company’s forward looking statements are typically preceded by, followed by or include words such as “will,” “may,” “could,” “would,” “should,” “likely,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “goal,” “project,” “plan,” “intend” and similar words or expressions.  The Company’s forward-looking statements are not guarantees of future performance and are only predictions and statements of the Company’s beliefs based on assumptions that may prove to be inaccurate.  Forward-looking statements involve known, unknown or currently unforeseen risks and uncertainties that may be outside of the Company’s control and may cause the Company’s actual results and future developments to differ materially from those projected in, and contemplated by, such forward-looking statements.  Risks, uncertainties and other factors that could cause the Company’s actual results to materially differ from the expectations reflected in the Company’s forward-looking statements include, without limitation, our registered public accounting firm for the year ended December 31, 2014 expressing doubt about our ability to continue as a going concern and our ability to maintain sufficient liquidity and continue as a going concern; requirements to repurchase our 10.00% Senior Secured Notes due 2017 or our 9.00% Convertible Senior Notes due 2017; our substantial level of indebtedness; the impact of our current financial condition on our business operations and prospects; fluctuations in the prices for, and demand for, oil, natural gas and natural gas liquids; our ability to raise necessary capital in the future;  problems with our joint ventures or joint venture partners; exploratory risks associated with new or emerging oil and gas formations; risks associated with drilling and operating wells; inaccuracies and limitations inherent in estimates of oil and gas reserves and any other factors or risks  listed in the reports and other filings that the Company has filed and may file with the Securities and Exchange Commission. Any forward-looking statements made by the Company in this presentation and in other written and oral statements are based only on information currently available to the Company and speak only as of the date on which they are made.  The Company undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future developments or otherwise.

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Company Contacts:

Paul F. Jansen, Chief Financial Officer	Jay Morakis, Investor and Media Relations
713-595-1900	212-266-0191 / jay.morakis@zazaenergy.com